Exhibit 99.2

Universal Orlando Completes $400,000,000 Million Senior Notes Offering and $225,000,000 Senior Subordinated Notes Offering and Renews Existing Credit Facilities

ORLANDO, FLORIDA (Nov 06, 2009) – Universal City Development Partners, Ltd. (d/b/a “Universal Orlando”) announced today that UCDP Finance, Inc. and it (collectively, the “Issuers”) have closed their previously announced offerings of $400 million aggregate principal amount of Senior Notes due 2015 (the “Senior Notes”) and $225 million aggregate principal amount of Senior Subordinated Notes due 2016 (the “Senior Subordinated Notes”, and together the “Notes”). The Senior Notes accrue interest at a rate of 8 7/8% per annum and have been issued at a price equal to 98.856% of their face value.  The Senior Subordinated Notes accrue interest at a rate of 10 7/8% per annum and have been issued at a price equal to 98.796% of their face value.

The Company also announced that it has entered into a $975 million senior secured credit facility with JPMorgan Chase Bank, N.A., as administrative agent today. The credit facility includes an option, subject to certain conditions, to increase available commitments by $150 million in the future.

Universal Orlando used the proceeds from the Notes offering along with borrowings under the new credit facility to purchase, redeem or otherwise retire substantially all of its outstanding 11 3/4% senior notes due 2010 and to pay dividends and deferred special fees to Universal Orlando’s direct parent companies in a sufficient amount so that they can purchase, redeem or otherwise retire substantially all of their outstanding 8 3/8% senior notes due 2010 and floating rate senior notes due 2010 and to pay fees and expenses related thereto.

This press release shall not constitute an offer to sell or a solicitation of an offer to purchase the Notes or any other securities, and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful. The Notes were sold only to qualified institutional buyers in the United States pursuant to Rule 144A and outside the United States pursuant to Regulation S under the Securities Act of 1933, as amended. The Notes have not been registered under the Securities Act of 1933, as amended, or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state laws.

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